Schneider National, Inc. Reports First Quarter 2018 Results
Record First Quarter Income From Operations Driven by Strong Price

•	Operating Revenues of $1.1 billion, an increase of 13% compared to first quarter 2017

•	Revenues (excluding fuel surcharge) of $1.0 billion, an increase of 11% compared to first quarter 2017

•	Income from Operations of $67.6 million, an increase of 55% compared to first quarter 2017

•	Net Income of $47.6 million, an increase of 111% compared to first quarter 2017

•	Diluted Earnings Per Share of $0.27, compared to first quarter 2017 of $0.14

•	Full year 2018 Adjusted Diluted Earnings Per Share updated guidance of $1.38 to $1.50

Green Bay, WI, April 26, 2018 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three months ended March 31, 2018.

“We delivered record first quarter enterprise operating earnings, and all three of our segments provided solid returns,” noted Chris Lofgren, Chief Executive Officer of Schneider. “As expected, market conditions were unlike any we have experienced in over a decade. Demand and bid activity were strong, while driver capacity was tight. Our broad portfolio of services, disciplined approach to revenue management leveraging our Quest platform, and capital allocation methodology allowed us to excel in the market. Our ability to offer customers alternative transportation solutions and deliver upon them allowed us to manage commitments, driving our financial performance in the quarter.”

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

	Three Months Ended March 31,
(in millions, except ratios and per share amounts)	2018	2017
Operating revenues	$1,139.0	$1,006.4
Revenues (excluding fuel surcharge)	$1,021.2	$916.2
Income from operations	$67.6	$43.5
Adjusted income from operations	$67.6	$44.8
Operating ratio	94.1%	95.7%
Adjusted operating ratio	93.4%	95.1%
Net income	$47.6	$22.6
Adjusted net income	$47.6	$23.4
Adjusted EBITDA	$139.3	$112.7
Diluted earnings per share	$0.27	$0.14
Adjusted diluted earnings per share	$0.27	$0.15
Weighted average diluted shares outstanding	177.2	156.8

Results of Operations – Enterprise

Enterprise operating revenues for the first quarter of 2018 were $1,139.0 million, an increase of $132.6 million, or 13%, compared to the same quarter in 2017. Revenues (excluding fuel surcharge) for the first quarter of 2018 were $1,021.2 million, an increase of $105.0 million, or 11%, compared to the same quarter in 2017. The primary driver of the increases was a strong pricing (including contract, spot, and premium rates) and demand environment. In addition, increased revenue was generated by continued growth in the Company's leasing business.

Enterprise income from operations for the first quarter of 2018 was $67.6 million, an increase of $24.1 million, or 55%, compared to the same quarter in 2017, driven by the increase in price. Adjusted income from operations was $67.6 million, an increase of $22.8 million, or 51%. Operating costs, including driver costs, were generally in line with expectations. Decreases to income from operations reflected in the Other segment included incremental costs associated with being a public company, an increase in incentive compensation, and the impact of the change in revenue recognition due to the adoption of a new accounting standard.

Net interest expense in the first quarter of 2018 decreased $2.0 million compared to the same quarter in 2017, due to lower outstanding debt levels. The effective income tax rate was 26.2% for the three months ended March 31, 2018, compared to 40.5% for the same quarter in 2017. The change was driven by the lower income tax rate as a result of the Tax Cuts and Jobs Act enacted in December 2017. The Company estimates its annual effective tax rate to be between 25.5% and 26.5%, which is slightly increased from previous estimates, primarily due to state statutory rate increases.

Net income for the first quarter of 2018 was $47.6 million, or $0.27 on a weighted average diluted per share basis, an increase of $25.0 million compared to the same quarter in 2017. Net income as a percentage of operating revenues was 4.2% for the first quarter of 2018, as compared to 2.2% for the first quarter of 2017. The income tax rate reduction due to the Tax Cuts and Jobs Act had a $0.05 per share positive impact compared to the first quarter of 2017. Additional shares outstanding, mainly resulting from the Company's initial public offering in April 2017, had a $0.03 negative impact on first quarter 2018 earnings per share.

Adjusted net income for the first quarter of 2018 was $47.6 million, or $0.27 on a weighted average diluted per share basis, an increase of $24.2 million, or 103%, compared to the same quarter in 2017.

Adjusted EBITDA for the first quarter of 2018 was $139.3 million, an increase of $26.6 million, or 24%, compared to the same quarter in 2017, primarily due to increased earnings. Adjusted EBITDA as a percentage of revenues (excluding fuel surcharge) was 13.6% for the first quarter of 2018, compared to 12.3% in the first quarter of 2017.

Cash Flow and Capitalization

At March 31, 2018, the Company had a total of $433.6 million outstanding on various debt instruments compared to $440.6 million as of December 31, 2017. At March 31, 2018, the Company had cash and cash equivalents of $300.1 million compared to $238.5 million at December 31, 2017. The Company's net increase in cash and cash equivalents of $61.6 million was primarily due to the cash impact of increased earnings.

Net cash provided by operating activities for the three months ended March 31, 2018 increased $10.8 million compared to the same period in 2017. Free cash flow increased $16.8 million compared to the same period in 2017. Net capital expenditures decreased as a result of higher proceeds from sales of used equipment.

On January 30, 2018, the Company declared a $0.06 dividend payable to shareholders of record as of March 15, 2018. This dividend was paid on April 9, 2018. On April 24, 2018, the Company declared a $0.06 dividend payable to shareholders of record as of June 15, 2018. This dividend is expected to be paid on July 9, 2018.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $551.3 million; an increase of 6% compared to first quarter 2017

•	Income from operations: $47.4 million; an increase of 23% compared to first quarter 2017

Truckload revenues (excluding fuel surcharge) increased 6% compared to the first quarter of 2017. Revenue per truck per week increased $208, or 6%, compared to the same quarter in 2017. Price improvement in a seasonally strong market was partially offset by decreased truck productivity due to the impacts of weather. For-hire standard and dedicated standard drove the improvement, with revenue per truck per week growth of 9% and 8%, respectively. The Company's First to Final Mile (FTFM) service offering contributed approximately

$60 million to Truckload revenues in the first quarter of 2018 on an average truck count of approximately 1,350. FTFM revenues were relatively flat sequentially, even though the fourth quarter is typically a stronger quarter for the transportation industry than the first.

Truckload income from operations increased 23% in the first quarter of 2018 compared to the same quarter in 2017, primarily due to increased price, partially offset by higher driver costs and lower gains on equipment sales. The Company estimates that its FTFM service offering had more than a 250 basis point negative impact on Truckload operating ratio in the first quarter of 2018, driven by investments that reduced network transit times to accommodate e-commerce customer growth.

The Company has significantly enhanced its FTFM service offering by reducing middle mile transit times, adding facilities in two top markets, and beginning the implementation of delivery optimization software for both first and final mile. Middle mile transit times have improved over 25% from mid-2017 levels. Now, additional volume must be added across the fixed infrastructure. The Company expects it will take several more quarters of growth and productivity improvements before this service offering is accretive.

Intermodal

•	Revenues (excluding fuel surcharge): $201.0 million; an increase of 11% compared to first quarter 2017

•	Income from operations: $21.8 million; an increase of 230% compared to first quarter 2017

Intermodal revenues (excluding fuel surcharge) increased 11% in the first quarter of 2018 compared to the same quarter in 2017. The increase was due to a 6% increase in orders and increased price driven primarily by tight capacity conditions. At this time, Intermodal pricing is increasing at the same pace as Truckload; historically, intermodal pricing has experienced a lag compared to truckload. Revenue was negatively impacted by decreased productivity due to rail velocity. Revenue per order was $1,982, an increase of $97, or 5%, compared to the first quarter of 2017, due to increased price and an 11% growth in transcontinental volume. Intermodal added over 450 containers to its fleet during the quarter, and container productivity improved 5% quarter over quarter.
Intermodal income from operations increased 230% in the first quarter of 2018 compared to the same quarter in 2017, due to increased volume, increased price, and an improved cost position as a result of the 2017 conversion to owned chassis. In addition, the use of company drivers on drays and overall network management execution leveraging the Company's Quest platform favorably impacted Intermodal results. Intermodal operating ratio was 89.1%, an improvement of approximately 720 basis points compared to the first quarter of 2017.

Logistics

•	Revenues (excluding fuel surcharge): $220.8 million; an increase of 20% compared to first quarter 2017

•	Income from operations: $7.7 million; an increase of 48% compared to first quarter 2017

Logistics revenues (excluding fuel surcharge) increased 20% in the first quarter of 2018 compared to the same quarter in 2017, mainly due to growth in the Company’s brokerage business. Brokerage volume increased 10% over the same period in 2017.
Brokerage revenues (excluding fuel surcharge) were 77% of Logistics revenues (excluding fuel surcharge) for the first quarter of 2018 compared to 72% for the same quarter in 2017.

Logistics income from operations increased 48% in the first quarter of 2018 compared to the same quarter in 2017, led by brokerage growth.

Business Outlook

Lofgren commented, “Our broad portfolio of services at scale results in resiliency at any point in the market cycle. We continue to expect the market to be very tight on driver capacity with a continued positive pricing trend. We believe that the full effect of our bid activity will impact the second half of 2018, as customers understand and are willing to support capacity conditions. We anticipate continued improved market fundamentals and improved performance in all of our segments, led by the less driver intensive Intermodal operations. As a result, we are increasing our full year 2018 adjusted diluted earnings per share range to $1.38 - $1.50. We anticipate relatively flat tractor growth in 2018; our deployment of capital will be to the segments with strong returns. Our 2018 net capital expenditures guidance remains at $325 million to $375 million, which includes the expected purchase of more than 3,500 Intermodal containers and associated chassis.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, and free cash flow. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2018 is not provided.  Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities that the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K filed on February 27, 2018, as such may be amended or supplemented in Part II, Item 1A, "Risk Factors," of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	The Company's ability to manage and implement effectively its growth and diversification strategies and cost saving initiatives;

•	The Company's dependence on its reputation and the Schneider brand and the potential for adverse publicity, damage to the Company reputation, and the loss of brand equity;

•	Risks related to demand for the Company's service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which the Company cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and the Company's ability to recover fuel costs through its fuel surcharge programs;

•	The Company's ability to attract and retain qualified drivers, including owner-operators;

•	The Company's use of owner-operators to provide a portion of its truck fleet;

•	The Company's dependence on railroads in the operation of its intermodal business;

•	Service instability from third-party capacity providers used by the logistics brokerage business;

•	Changes in the outsourcing practices of third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from vendors and suppliers;

•	The Company's ability to recruit, develop, and retain key associates;

•	Labor relations;

•	Variability in insurance and claims expenses and the risks of insuring claims through the Company's captive insurance company;

•
The impact of laws and regulations that apply to the business, including those that relate to the environment, taxes, employees, owner-operators, and the captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including the Company's ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity breaches;

•	The potential that the Company will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	The Company's ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company does not intend, and undertakes no obligation, to update any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017
OPERATING REVENUES	$1,139.0	$1,006.4
OPERATING EXPENSES:
Purchased transportation	425.0	367.3
Salaries, wages, and benefits	311.3	297.7
Fuel and fuel taxes	84.7	73.2
Depreciation and amortization	71.7	67.9
Operating supplies and expenses	119.1	106.3
Insurance and related expenses	23.1	21.8
Other general expenses, net	36.5	28.7
Total operating expenses	1,071.4	962.9
INCOME FROM OPERATIONS	67.6	43.5
OTHER EXPENSES (INCOME):
Interest expense—net	3.5	5.5
Other expenses (income)—net	(0.4)	0.1
Total other expenses	3.1	5.6
INCOME BEFORE INCOME TAXES	64.5	37.9
PROVISION FOR INCOME TAXES	16.9	15.3
NET INCOME	$47.6	$22.6

Weighted average common shares outstanding	176.9	156.4
Basic earnings per share	$0.27	$0.14
Weighted average diluted shares outstanding	177.2	156.8
Diluted earnings per share	$0.27	$0.14
Dividends per share of common stock	$0.06	$0.05

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$300.1	$238.5
Marketable securities	40.3	41.6
Trade accounts receivable—net of allowance of $6.1 and $5.2, respectively	530.4	527.9
Other receivables	18.4	22.4
Current portion of lease receivables—net of allowance of $2.1 and $1.7, respectively	115.6	104.9
Inventories	73.2	83.1
Prepaid expenses and other current assets	115.0	75.6
Total current assets	1,193.0	1,094.0
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,771.5	2,770.1
Land, buildings, and improvements	174.0	183.8
Other property and equipment	177.3	175.7
Total property and equipment	3,122.8	3,129.6
Accumulated depreciation	1,275.6	1,271.5
Net property and equipment	1,847.2	1,858.1
Lease receivables	133.5	138.9
Capitalized software and other noncurrent assets	73.8	74.7
Goodwill	165.3	164.8
Total noncurrent assets	2,219.8	2,236.5
TOTAL	$3,412.8	$3,330.5
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$270.6	$230.4
Accrued salaries and wages	65.9	85.8
Claims accruals - current	54.4	48.3
Current maturities of debt and capital lease obligations	15.7	19.1
Dividends payable	10.7	8.8
Other current liabilities	75.4	69.6
Total current liabilities	492.7	462.0
NONCURRENT LIABILITIES:
Long-term debt and capital lease obligations	417.1	420.6
Claims accruals - noncurrent	103.5	102.5
Deferred income taxes	403.0	386.6
Other	62.1	68.6
Total noncurrent liabilities	985.7	978.3
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Class A common shares, no par value, 250,000,000 shares authorized, 83,029,500 shares issued and outstanding	—	—
Class B common shares, no par value, 750,000,000 shares authorized, 94,596,670 shares issued, and 93,951,067 shares outstanding	—	—
Additional paid-in capital	1,535.2	1,534.6
Retained earnings	399.8	355.6
Accumulated other comprehensive income	(0.6)	—
Total shareholders' equity	1,934.4	1,890.2
TOTAL	$3,412.8	$3,330.5

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Three Months Ended March 31,
	2018	2017
OPERATING ACTIVITIES:
Net income	$47.6	$22.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71.7	67.9
Gains on sales of property and equipment	(0.9)	(3.2)
Deferred income taxes	14.0	15.1
Long-term incentive compensation expense	5.9	5.6
Other noncash items	(2.8)	(0.1)
Changes in operating assets and liabilities:
Receivables	1.7	21.4
Other assets	(24.2)	(20.5)
Payables	15.9	10.1
Other liabilities	(28.9)	(29.7)
Net cash provided by operating activities	100.0	89.2
INVESTING ACTIVITIES:
Purchases of transportation equipment	(44.8)	(39.3)
Purchases of other property and equipment	(7.5)	(8.0)
Proceeds from sale of property and equipment	26.3	15.3
Proceeds from lease receipts and sale of off-lease inventory	16.4	14.6
Purchases of lease equipment	(13.9)	(23.7)
Sales of marketable securities	0.9	3.1
Net cash used in investing activities	(22.6)	(38.0)
FINANCING ACTIVITIES:
Payments under revolving credit agreements	—	(85.0)
Payments of debt and capital lease obligations	(7.0)	(9.9)
Dividends paid	(8.8)	(7.8)
Net cash used in financing activities	(15.8)	(102.7)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61.6	(51.5)
CASH AND CASH EQUIVALENTS:
Beginning of period	238.5	130.8
End of period	$300.1	$79.3
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$33.8	$35.3
Dividends declared but not yet paid	$10.7	$—
Costs in accounts payable related to our IPO	$—	$5.2
Increase in redemption value of redeemable common shares	$—	$126.6
Cash paid (refunded) during the period for:
Interest	$5.4	$6.1
Income taxes—net of refunds	$0.5	$(15.6)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended March 31,
	2018	2017
Truckload	$551.3	$522.1
Intermodal	201.0	181.1
Logistics	220.8	183.9
Other	74.6	50.3
Fuel surcharge	117.8	90.2
Inter-segment eliminations	(26.5)	(21.2)
Operating revenues	$1,139.0	$1,006.4

Income from Operations by Segment

(in millions)	Three Months Ended March 31,
	2018	2017
Truckload	$47.4	$38.5
Intermodal (1)	21.8	6.6
Logistics	7.7	5.2
Other	(9.3)	(6.8)
Income from operations	67.6	43.5

Adjustments:
Duplicate chassis costs (1)	—	1.3
Adjusted income from operations	$67.6	$44.8

(1) As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017, the Company added approximately 10,000 units to its owned chassis fleet, resulting in a total of approximately 15,700 owned chassis. The lease requirements did not expire until December 31, 2017. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended March 31,
	2018	2017
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$76.5	$71.7
Average trucks (2) (3)	1,625	1,647
Revenue per truck per week (4)	$3,695	$3,415
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$105.3	$96.1
Average trucks (2) (3)	2,408	2,123
Revenue per truck per week (4)	$3,432	$3,552
For-hire standard
Revenues (excluding fuel surcharge) (1)	$291.0	$277.9
Average trucks (2) (3)	6,139	6,367
Revenue per truck per week (4)	$3,721	$3,426
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$78.5	$76.4
Average trucks (2) (3)	1,587	1,666
Revenue per truck per week (4)	$3,885	$3,603
Total Truckload
Revenues (excluding fuel surcharge) (1)	$551.3	$522.1
Average trucks (2) (3)	11,759	11,803
Revenue per truck per week (4)	$3,680	$3,472
Average company trucks (3)	9,039	9,043
Average owner-operator trucks (3)	2,720	2,760
Trailers	37,876	37,161
Operating ratio (5)	91.4%	92.6%

(1) Revenues (excluding fuel surcharge) in millions
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and ending month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Intermodal	Three Months Ended March 31,
	2018	2017
Orders	101,378	96,089
Containers	18,003	17,637
Trucks (1)	1,295	1,243
Revenue per order (2)	$1,982	$1,885
Operating ratio (3)	89.1%	96.3%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Logistics	Three Months Ended March 31,
	2018	2017
Operating ratio (1)	96.5%	97.2%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, the Company presents the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, (5) adjusted diluted earnings per share, (6) adjusted EBITDA and (7) free cash flow. The Company also provides below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), the Company believes the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way the Company operates its business from the exogenous factor of fluctuating fuel prices and the programs in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more germane factors affecting our results of operations and our industry. With respect to free cash flow, the Company believes the measure provides investors with an important perspective on the cash available to fund our business after payment of capital expenditures related to the necessary components of ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. The Company uses free cash flow as a measure to assess overall liquidity.

Although the Company believes these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this release in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

Revenues (excluding fuel surcharge) is a non-GAAP financial measure and is defined as operating revenues less fuel surcharge revenue. The following is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

(in millions)	Three Months Ended March 31,
	2018	2017
Operating revenues	$1,139.0	$1,006.4
Less: Fuel surcharge revenue	117.8	90.2
Revenues (excluding fuel surcharge)	$1,021.2	$916.2

Adjusted income from operations
Adjusted income from operations is a non-GAAP financial measure and is defined as income from operations, adjusted to exclude material items that do not reflect our core operating performance, which are shown below. The following is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations.

(in millions)	Three Months Ended March 31,
	2018	2017
Income from operations	$67.6	$43.5
Duplicate chassis costs (1)	—	1.3
Adjusted income from operations	$67.6	$44.8

(1) As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017, the Company added approximately 10,000 to its owned chassis units, resulting in a total of approximately 15,700 owned chassis. The lease requirements did not expire until December 31, 2017. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.

Adjusted operating ratio

Adjusted operating ratio is a non-GAAP financial measure and is defined as operating expenses, adjusted to exclude material items that do not reflect our core operating performance; which are shown below, divided by revenues (excluding fuel surcharge). The following is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

(in millions)	Three Months Ended March 31,
	2018	2017
Total operating expenses	$1,071.4	$962.9
Divide by: Operating revenues	1,139.0	1,006.4
Operating ratio	94.1%	95.7%

Operating revenues	$1,139.0	$1,006.4
Less: Fuel surcharge revenue	117.8	90.2
Revenues (excluding fuel surcharge)	$1,021.2	$916.2

Total operating expenses	$1,071.4	$962.9

Adjusted for:
Fuel surcharge revenue	(117.8)	(90.2)
Duplicate chassis costs	—	(1.3)
Adjusted total operating expenses	$953.6	$871.4
Adjusted operating ratio	93.4%	95.1%

Adjusted net income and adjusted diluted earnings per share

Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are defined as net income and diluted earnings per share, adjusted to exclude material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

(in millions)	Three Months Ended March 31,
	2018	2017
Net income	$47.6	$22.6
Duplicate chassis costs	—	1.3
Income tax effect of non-GAAP adjustments	—	(0.5)
Adjusted net income	$47.6	$23.4

The following is a reconciliation of diluted earnings per share, which is the most directly comparable GAAP measure, to adjusted diluted earnings per share.

	Three Months Ended March 31,
	2018	2017
Diluted earnings per share	$0.27	$0.14
Non-GAAP adjustments, tax effected	—	0.01
Adjusted diluted earnings per share	$0.27	$0.15

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, plus provision for income taxes, interest expense and depreciation and amortization, and is further adjusted to exclude other non-operating expenses, and other material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

(in millions)	Three Months Ended March 31,
	2018	2017
Net income	$47.6	$22.6
Provision for income taxes	16.9	15.3
Interest expense—net	3.5	5.5
Depreciation and amortization	71.7	67.9
Other expenses (income)—net	(0.4)	0.1
Duplicate chassis costs	—	1.3
Adjusted EBITDA	$139.3	$112.7

Free cash flow

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less net cash used for capital expenditures. The following is a reconciliation of net cash provided by operating activities, which is the most directly comparable GAAP measure, to free cash flow.

(in millions)	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$100.0	$89.2

Purchases of transportation equipment	(44.8)	(39.3)
Purchases of other property and equipment	(7.5)	(8.0)
Proceeds from sale of property and equipment	26.3	15.3
Net capital expenditures	(26.0)	(32.0)

Free cash flow	$74.0	$57.2